Exhibit 3.15

CERTIFICATE OF FORMATION

OF

K-SEA ACQUISITION2, LLC

This Certificate of Formation of K-Sea Acquisition2, LLC (the “LLC”), dated April 30, 2005, is being duly executed and filed by Timothy J. Casey, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

1.                                       The name of the limited liability company formed hereby is K-Sea Acquisition2, LLC.

2.                                       The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address for service of process on the LLC in the State of Delaware is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of K-Sea Acquisition2, LLC this 30th day of April, 2005.

/s/ Timothy J. Casey

Timothy J. Casey

Authorized Person